Exhibit 99.2

The Redwood Review

First Quarter 2019

Redwood Trust

CELEBRATING
25 YEARS

T A B L E O F C O N T E N T S

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F O R W A R D - L O O K I N G S T A T E M E N T S

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: statements we make regarding Redwood’s business strategy and strategic focus, statements related to our financial outlook and expectations for 2019, statements regarding our available capital and sourcing additional capital both internally and from the capital markets, and other statements regarding pending business activities and expectations and estimates relating to our business and financial results. Additional detail regarding the forward-looking statements in this Redwood Review and the important factors that may affect our actual results in 2019 are described in the Appendix of this Redwood Review under the heading “Forward-Looking Statements.”

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). These documents, as well as information about our business and a glossary of terms we use in this and other publications, are available through our website, www.redwoodtrust.com. We encourage you to review these documents.
References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “first quarter” refer to the quarter ended March 31, 2019, and references to the “fourth quarter” refer to the quarter ended December 31, 2018, unless otherwise specified.
We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income (Loss) per Share	Non-GAAP Core Earnings per Share (1)	REIT Taxable Income per Share (2)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share	Economic Return on Book Value (3)
Q119	$0.49	$0.36	$0.30	15%	$16.00	$0.30	2.6%
Q418	$(0.02)	$0.41	$0.32	—%	$15.89	$0.30	(1.4)%
Q318	$0.42	$0.39	$0.27	12%	$16.42	$0.30	3.0%
Q218	$0.38	$0.42	$0.35	11%	$16.23	$0.30	2.5%
Q118	$0.50	$0.60	$0.44	15%	$16.12	$0.28	3.6%

(1)
During the first quarter of 2019, we updated our definition of core earnings. Prior period amounts presented above have been conformed. Additional information on non-GAAP core earnings per share, including a definition and reconciliation to GAAP earnings per share, is included in the Non-GAAP Measurements section of the Appendix and Table 2 in the Financial Tables section.

(2)	REIT taxable income per share for 2018 and 2019 are estimates until we file our tax returns.

(3)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
Never count out the mortgage business. With interest rates hitting multi-year highs in 2018 and refinance activity all but gone from the market, the industry began 2019 largely focused on the next shoe to drop. But as quickly as the reckoning began, revised signaling from the Federal Reserve drove benchmarks - and mortgage rates - precipitously lower. At its low point during the first quarter, the 10-year yield dipped below the 3-month yield on Treasury bills and stood close to 90 basis points below its level in early November.
While the inverted yield curve fueled recession talk, we view current market sentiment as markedly improved versus the fourth quarter. The much-anticipated corporate earnings season yielded strong results, and the IPO market has seen its busiest calendar in recent memory. Closer to home, lower mortgage rates coinciding with the spring selling season have provided a much-needed boost to the housing market.
That said, all is not solved. The industry suffers from excess mortgage origination capacity, and substantial unmet demand from households seeking an affordable place to rent or own. This creates opportunity but also the need to continue thoughtfully calibrating our investment and operating approach.
Our first quarter 2019 results reflected both strong operational performance and improved market conditions, collectively driving a resurgence in our GAAP financial results. GAAP earnings were $0.49 per share for the first quarter, as compared with a loss of $0.02 per share in the fourth quarter of 2018. Non-GAAP core earnings were $0.36 per share for the first quarter, as compared with $0.41 per share in the fourth quarter. Our GAAP book value increased to $16.00 per share at March 31, 2019, as compared to $15.89 per share at December 31, 2018.
We raised $184 million of new equity capital in the first quarter and deployed $163 million, ending the quarter with approximately $100 million of capital available for investment. Investment activity in the first quarter - often a more uneven period for deployment coming off a heavy year-end calendar - was down slightly from our recent pace, but up over 50% from the first quarter of 2018. While we are still in the early stages of execution, this increase in capital deployment has begun to drive returns higher and scale our platform - both key strategic initiatives. Details on our first quarter investment activity can be found in the Segment Results section of this Redwood Review.

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S H A R E H O L D E R L E T T E R

As we evaluate the return profiles on our investments, our focus remains on creating durable, long-term cash flows and optimizing our balance sheet to support a sustainable higher dividend. The biggest driver of returns in our portfolio is credit performance, which remained strong in the first quarter. Our recent investments are, by design, highly structured and differentiated; and thanks to the recent increased pace of deployment, many are relatively unseasoned with long projected lifespans. Collectively, our portfolio construction is driving towards a mix of strong near-term returns, complemented by deeper-discount securities with earnings upside if credit performance meets or exceeds modeled expectations.
The completion of the 5 Arches acquisition has kept us busy, as work is underway to fully integrate the new platform. We continue to build our pipeline of single-family rental loans, and are beginning to reap the benefits of a consistent market presence in the form of repeat borrowers and more bespoke investment opportunities. Additionally, we expect to begin deploying incremental capital into the short-term bridge products that the platform produces, while continuing to monitor overall market demand for these loans. The financing market for bridge loans remains favorable, and we are utilizing structures that we expect will positively impact net margins. First quarter origination volume for the platform was lower than in the fourth quarter, driven in part by a portion of the pipeline pulling forward into the second quarter. With the transaction now closed, we will report separately on 5 Arches’ operating performance beginning with this Review.
Turning to our residential mortgage banking operations, volumes remained under pressure in the first quarter - partly a function of seasonality - but gross margins were quite strong as securitization markets found their footing and demand from whole-loan buyers remained robust. We completed one Select and Choice transaction apiece during the quarter, along with significant whole loan sale activity, which represented 41% of our total distribution. Redwood Choice remains an important contributor to earnings and accounted for 44% of locked loans during the first quarter. Gross margins for Choice loans were materially higher than those of our traditional Select loans as we achieved particularly strong execution on our Choice securitization.
We continued making progress towards managing our residential mortgage banking operations more efficiently by increasing asset turnover, which allows us to free up capital for reinvestment. Our goal remains to continue managing our capital down from an average of approximately $200 million last year, and we remain on track to do so.
As we work to optimize our platforms and plan for the future, we are closely monitoring the potential for regulatory reform and how we should position Redwood to capitalize on any resulting opportunities. Recently, Mark Calabria was confirmed as the new Director of the Federal Housing Finance Agency, and the Trump Administration directed both Treasury and HUD to develop and submit housing finance reform plans as soon as practicable. We expect the plans will likely identify reform measures that can be implemented through both administrative and legislative means, but note that there continues to be little bi-partisan support for finding a permanent solution for the conservatorship of Fannie Mae and Freddie Mac.

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S H A R E H O L D E R L E T T E R

In the near term, it’s more likely that change will come from administrative actions that have emphasized a greater role for the private sector, such as building on the success of GSE risk-sharing transactions. We believe we are ideally positioned to take advantage of any reforms that promote a leveling of the playing field between the public and private sectors. From our vantage point as a seasoned private-label RMBS issuer, private market participants are willing and able to step up with capital. That said, affirmative signals must be sent by Washington that investment in the infrastructure and staff necessary to participate in private-label transactions will not be undermined by policies aimed at crowding out private capital. We note that for the first time in many years, the private markets are speaking for an increasing share of loans that are eligible for sale to the GSEs, and we believe they can speak for more without a meaningful impact on rates available to borrowers.
Overall, we exited the first quarter more optimistic about 2019 than we began it. Our second quarter loan purchase activity is on pace to meaningfully exceed the first quarter’s, and we expect the pace of capital deployment to increase over the course of 2019, driven in part by access to 5 Arches’ origination pipeline. In funding the growth of our asset base, our strong focus is on utilizing our available capital, while continuing to generate capital through security sales and financing structures that optimize our balance sheet.
Thank you for your support.

Christopher J. Abate	Dashiell I. Robinson
Chief Executive Officer	President

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Q U A R T E R L Y O V E R V I E W

First Quarter Highlights

Key Financial Results and Metrics
($ in millions, except per share data)
	Three Months Ended
	3/31/2019	12/31/2018

GAAP Earnings (Loss) per Share	$0.49	$(0.02)
Non-GAAP Core Earnings per Share (1)	$0.36	$0.41

Book Value per Share	$16.00	$15.89
Economic Return on Book Value (2)	2.6%	(1.4)%
Recourse Leverage (3)	2.9x	3.5x

Portfolio Capital Deployment	$163	$235
Residential Loan Purchase Commitments	$1,199	$1,252

Ñ
GAAP earnings per share increased in the first quarter, as spreads tightened and asset prices improved, recovering a significant portion of the market valuation losses we incurred in the fourth quarter from spread widening.

Ñ
Core earnings per share declined quarter-over-quarter, primarily due to higher variable compensation expense, which normalized in the first quarter after GAAP losses caused a significant decline in the fourth quarter. Mortgage banking produced solid results in the first quarter as consistent lock volume was supported by strong gross margins. Portfolio economic net interest income increased overall, though on a per share basis declined due to partial deployment of the proceeds from our recent capital raise.

Ñ
On March 1, 2019, we completed our purchase of the remainder of 5 Arches. The impact in the first quarter from the acquisition and one month of operations was approximately $0.02 per share to GAAP earnings and approximately zero impact to core earnings.

Ñ
Book value per share increased 0.7% during the quarter, as the benefit from spread tightening and strong GAAP earnings was offset by a decrease in the value of long-term debt hedges, the impact of stock-based compensation distributions, and dilution from our January common stock issuance.

Ñ	Recourse leverage declined in the first quarter as a result of our issuance of $181 million of common stock in January and a lower balance of loans held-for-sale that were financed.
_____________________
(1) During the first quarter of 2019, we updated our definition of core earnings. Prior period amounts presented above have been conformed. For details on GAAP earnings and non-GAAP core earnings, see the Quarterly Earnings and Analysis section that follows on page 8 and the Non-GAAP Measurements section of the Appendix.
(2) Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

(3)	See Table 7 in the Financial Tables section of this Redwood Review for details of how our recourse debt to equity leverage ratio is calculated.

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Q U A R T E R L Y O V E R V I E W

Quarterly Earnings and Analysis
Below we present GAAP net income and non-GAAP core earnings for the first quarter of 2019 and fourth quarter of 2018.

GAAP Net Income
($ in millions, except per share data)
	Three Months Ended
	3/31/2019	12/31/2018

Interest income	$131	$120
Interest expense	(99)	(85)
Net interest income	32	35

Non-interest income
Mortgage banking activities, net	12	11
Investment fair value changes, net	20	(39)
Other income, net	4	4
Realized gains, net	11	6
Total non-interest income (loss), net	47	(18)
Operating expenses	(23)	(19)
(Provision for) benefit from income taxes	(1)	1

GAAP net income (loss)	$54	$(1)

GAAP diluted earnings per common share	$0.49	$(0.02)

Non-GAAP Core Earnings (1)
($ in millions, except per share data)
	Three Months Ended
	3/31/2019	12/31/2018

GAAP net interest income	$32	$35
Change in basis and hedge expense	4	1
Non-GAAP economic net interest income (1)	36	36

Non-interest income
Mortgage banking activities, net	12	11
Core other fair value changes, net (1)	—	—
Core other income, net (1)	2	4
Core realized gains, net (1)	12	9
Total non-interest income, net	26	25
Operating expenses	(23)	(19)
Core provision for income taxes (1)	(1)	(1)

Core earnings (1)	$38	$40

Core diluted earnings per common share (2)	$0.36	$0.41

(1)
During the first quarter of 2019, we updated our definition of core earnings. Prior period amounts presented above have been conformed. Additional information on Redwood's non-GAAP measures, including: economic net interest income; core other fair value changes, net; core other income, net; core realized gains, net; core provision for income taxes; and core earnings as well as reconciliations to associated GAAP measures, is included in the Non-GAAP Measurements section of the Appendix.

(2)	Additional information on the calculation of non-GAAP core diluted EPS can be found in Table 2 in the Financial Tables section of this Redwood Review.

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Q U A R T E R L Y O V E R V I E W

Ñ
GAAP net interest income decreased from the fourth quarter of 2018, primarily due to the reduction in income from available-for-sale securities due to sales and paydowns in the first quarter. The proceeds from these sales were reinvested into fair value securities, which benefited our GAAP income through a combination of net interest income and investment fair value changes, net.

Ñ
Non-GAAP economic net interest income remained flat quarter-over quarter, as an increase from our investment portfolio from recent capital deployment was partially offset by a slight decrease from mortgage banking operations.

Ñ
Mortgage banking activities, net, increased to $12 million for the first quarter of 2019, from $11 million for the fourth quarter of 2018. First quarter mortgage banking results included $1 million of income from business purpose loan originations by 5 Arches. Loan purchase commitments and gross margins from our residential mortgage banking operations remained fairly consistent quarter-over-quarter, with higher than average margins supported by improved securitization execution during the first quarter of 2019.

Ñ
Investment fair value changes in our securities portfolio were positively impacted by tightening credit spreads during the first quarter of 2019, helping us to recover a significant portion of the fair value decline these investments experienced in the fourth quarter from spread widening. Our non-GAAP core earnings excludes these market valuation adjustments and were not impacted by these changes.

Ñ
Other income, net for GAAP purposes includes a $2 million benefit related to a re-measurement gain associated with our purchase of 5 Arches and $0.6 million of amortization of purchased intangible assets. Non-GAAP core earnings excludes these amounts. The remaining amounts included in core earnings decreased primarily due to lower MSR income during the first quarter of 2019.

Ñ
Realized gains in the first quarter were $11 million on a GAAP basis and $12 million on a non-GAAP core basis, resulting from the sale of $74 million of securities and the call of a seasoned Sequoia securitization. After the repayment of associated debt, the security sales freed up $33 million of capital for reinvestment.

Ñ
Operating expenses increased to $23 million in the first quarter of 2019 from $19 million in the fourth quarter of 2018, primarily resulting from higher variable compensation expense commensurate with higher GAAP earnings in the first quarter. Our first quarter operating expenses also included $2 million of operating expenses related to the 5 Arches platform.

Ñ
Income taxes increased to a provision of $1 million during the first quarter of 2019, from a benefit of $1 million in the fourth quarter of 2018, primarily due to higher GAAP income during the first quarter driven by spread tightening on securities held at our taxable subsidiary. A reconciliation of GAAP and taxable income is set forth in Table 6 in the Financial Tables section of this Redwood Review.

Ñ	Additional details on our earnings are included in the Segment Results section that follows.

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Q U A R T E R L Y O V E R V I E W

5 Arches Acquisition
On March 1st, we purchased the remaining 80% of 5 Arches. At closing, we paid $13 million of cash and the remainder of the consideration, which could total up to an additional $27 million, will be paid in a mix of cash and stock and is contingent on the achievement of certain performance thresholds over the next two years. Below we present the impact to our consolidated GAAP net income from the acquisition of 5 Arches for the three months ended March 31, 2019:

5 Arches Impact to GAAP Net Income
($ in millions)
	5 Arches	Other Redwood	Redwood Total

Net interest income	$—	$32	$32

Non-interest income
Mortgage banking activities, net	1	12	12
Investment fair value changes, net	—	20	20
Other income, net	2	1	4
Realized gains, net	—	11	11
Total non-interest income, net	3	44	47
Operating expenses	(2)	(21)	(23)
(Provision for) benefit from income taxes	2	(3)	(1)

GAAP net income	$3	$51	$54

Ñ
Income and expenses associated with 5 Arches loan originations and asset management activities are included in our mortgage banking segment. This segment also includes the amortization of intangible assets related to the purchase of 5 Arches, which is included in Other income, net from 5 Arches above. The $0.6 million expense recognized in the first quarter represents one month of amortization, and we anticipate a similar amount per month for the remainder of the year.

Ñ
Other income, net from 5 Arches above also includes a $2 million gain associated with the re-measurement of our initial minority investment and purchase option in 5 Arches. This gain is included in "Corporate/Other" for segment reporting purposes.

Ñ	Income taxes from 5 Arches above includes $2 million of benefit resulting primarily from purchase accounting.

Ñ
On a non-GAAP core earnings basis, we excluded the amortization of intangible assets as well as the re-measurement gain associated with the purchase of 5 Arches (and associated income tax effects). Additionally, our contingent consideration is classified as a liability, and will be marked-to-market each quarter going forward through GAAP income, and will also be excluded from core earnings.

Ñ
In addition to our income statement, our balance sheet at March 31, 2019 reflects the impact of this acquisition and includes $29 million of goodwill, $24 million of intangible assets, $25 million of contingent consideration liabilities, and $4 million of deferred tax liabilities.

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Q U A R T E R L Y O V E R V I E W

Segment Results *
Investment Portfolio
The following table presents segment contribution from our investment portfolio for the first quarter of 2019 and fourth quarter of 2018.

Investment Portfolio Segment Contribution
($ in millions)
	Three Months Ended
	3/31/2019	12/31/2018

GAAP net interest income	$38	$40
Change in basis and hedge expense	4	1
Non-GAAP economic net interest income (1)	42	41

Non-GAAP other fair value changes, net (2)	16	(40)
Other income, net	1	4
Realized gains, net	11	6
Operating expenses	(3)	(4)
Provision for income taxes	—	1
Segment contribution (3)	$67	$9
Core earnings adjustments (4)
Eliminate non-GAAP other fair value changes, net (2)	(16)	40
Include cumulative gain on long-term investments sold, net	1	4
Income taxes associated with core earnings adjustments	1	(2)
Non-GAAP core segment contribution	$54	$49

(1)
Consistent with management's definition of non-GAAP economic net interest income set forth in the Non-GAAP Measurements section of the Appendix, this measure, as presented above, is calculated in the same manner, inclusive only of amounts allocable to this segment.

(2)
Non-GAAP other fair value changes, net, represents GAAP investment fair value changes adjusted to exclude the change in basis and hedge expense that is presented in the table above and included in non-GAAP economic net interest income.

(3)
Segment contribution totals above are presented in accordance with GAAP. Within the table, "change in basis and hedge expense" has been reallocated between investment fair value changes and net interest income as described above.

(4)
Consistent with management's definition of core earnings set forth on page 39, non-GAAP core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Ñ
Segment contribution from our investment portfolio improved during the first quarter, as the increase in non-GAAP economic net interest income from net capital deployment was supported by the positive impact from spread tightening on our investments.

_____________________

*
We report on our business using two distinct segments: Investment Portfolio and Mortgage Banking. Table 3 in the Financial Tables section of this Redwood Review includes a comprehensive presentation of our segment results reconciled to net income.

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Q U A R T E R L Y O V E R V I E W

Ñ
Non-GAAP other fair value changes, net benefited from spread tightening on our securities portfolio during the first quarter of 2019. Inclusive of changes in fair value of our AFS securities, which are marked-to-market through comprehensive income on our balance sheet, our securities portfolio recovered the majority of the market value decline experienced in the fourth quarter. Credit spreads on our residential loan portfolio remained largely unchanged from the fourth quarter.

Ñ
Realized gains in the first quarter were $11 million and included $7 million of gains resulting from the sale of $74 million of securities, and $4 million of gains as a result of the call of one of our 2012 Sequoia securitizations.

Ñ	Credit fundamentals in our investment portfolio remain strong, benefiting from continued stability in the general economy and in housing.

Investment Portfolio Capital Deployment

Ñ
We deployed $129 million of capital into proprietary investments in the first quarter, including a $78 million funding commitment to a limited partnership to acquire light-renovation multifamily loans from Freddie Mac, $40 million to complete our purchase of the remaining 80% ownership interest in 5 Arches, and $11 million into Sequoia RMBS.

_____________________
* Proprietary investments include investments sourced either internally or through strategic relationships.

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Q U A R T E R L Y O V E R V I E W

Ñ
We deployed $34 million into third-party investments in the first quarter, including $7 million of residential securities, $13 million of Agency CRT securities, and $14 million of Agency multifamily securities.

Ñ
As of March 31, 2019, we had funded approximately $22 million of the $78 million commitment to the light-renovation multifamily loan fund, and we expect the remainder of the commitment to be funded over the next few quarters.

Ñ
The $40 million consideration for 5 Arches is incremental to the $10 million we paid in May 2018 to purchase a 20% minority interest in the platform. Subsequently, $13 million of this $40 million was paid in cash upon completion of the acquisition on March 1, 2019 and the remaining consideration is payable in a mix of cash and stock and is contingent on 5 Arches reaching certain performance thresholds over the next two years.

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Q U A R T E R L Y O V E R V I E W

Mortgage Banking

Mortgage Banking Segment Contribution
($ in millions)
	Three Months Ended
	3/31/2019			12/31/2018
	Residential	Business Purpose	Total Mortgage Banking	Total Mortgage Banking

Net interest income	$5	$—	$5	$5
Mortgage banking activities, net	11	1	12	11
Mortgage banking income	16	2	17	16

Other income, net	—	—	—	—
Operating expenses	(6)	(2)	(8)	(7)
Provision for income taxes	(1)	—	(1)	—
Segment contribution	$9	$(1)	$8	$9

Jumbo loan purchase commitments	$1,199	N/A	$1,199	$1,252
Residential Mortgage Banking

Ñ
Segment contribution from our residential mortgage banking operations was consistent quarter-over-quarter, as slightly lower loan purchase commitments were offset by strong gross margins supported by improved securitization execution during the first quarter. We define gross margins for this segment as mortgage banking income divided by loan purchase commitments.

Quarterly Jumbo Loan Purchase Volume
($ in billions)

Ñ
Choice production remained fairly consistent and Select purchase volumes declined in the first quarter of 2019, driven by a continued decline in overall industry originations as well as increased competition. At March 31, 2019, our pipeline of jumbo residential loans identified for purchase was $0.8 billion.

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Q U A R T E R L Y O V E R V I E W

Ñ
During the first quarter of 2019, we completed $1.2 billion of jumbo residential loan sales, including one Select securitization of $0.4 billion and one Choice securitization of $0.3 billion. Additionally, we sold $0.5 billion of whole loans to third parties.

Business Purpose Mortgage Banking

Ñ
Segment contribution from our business purpose mortgage banking operations included a full quarter of revenue and expenses from our single-family rental loan purchases as well as one month of operating revenue and expense from the 5 Arches platform, including $0.6 million of amortization expense related to acquired intangible assets.

Ñ
During the first quarter of 2019, we acquired $19 million of single-family rental loans from 5 Arches prior to their acquisition. In March, 5 Arches originated $38 million of residential bridge loans and $8 million of single-family rental loans, and sold $21 million of residential bridge loans to a third party. We expect volume from both single-family rental and residential bridge loans to increase in the second quarter, as seasonal factors and integration of the 5 Arches loan platform with Redwood impacted first quarter purchase volume.

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Q U A R T E R L Y O V E R V I E W

Book Value
Quarter-End Book Value Per Share (1)

Ñ
Our GAAP book value increased $0.11 per share to $16.00 per share during the first quarter of 2019. This increase was primarily driven by positive market valuation adjustments on our portfolio investments, which both helped earnings exceed the dividend, and also increased comprehensive income (a component of equity) for our available-for-sale securities. These increases were partially offset by a decrease in the value of derivatives hedging our long-term debt, distributions of stock-based compensation, and dilution from our January common stock issuance.

Ñ	The increase in book value per share in the first quarter of 2019 contributed to an economic return on book value(2) of 2.6% for the quarter.

_____________________
(1) A detailed rollforward of book value per share is included in Table 5 in the Financial Tables section of this Redwood Review.

(2)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

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Q U A R T E R L Y O V E R V I E W

Capital Allocations
We use a combination of equity and unsecured corporate debt (which we collectively refer to as “capital”) to fund our business.
Capital Allocation: By Source and By Business Use
(as of March 31, 2019)

Ñ
Our total capital of $2.3 billion at March 31, 2019 was comprised of $1.5 billion of equity capital and $0.8 billion of convertible notes and other long-term debt, including $201 million of exchangeable debt due in 2019, $245 million of convertible debt due in 2023, $200 million of convertible debt due in 2024, and $140 million of trust-preferred securities due in 2037, and has a weighted average cost of approximately 6.1%.

Ñ
We also utilize various forms of collateralized debt to finance certain investments and to warehouse our inventory of certain loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, exclude it from our capital allocation analysis.

Ñ	The Balance Sheet Analysis portion of the Financial Insights section that follows describes our long-term and short-term borrowings in further detail.

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Q U A R T E R L Y O V E R V I E W

Capital Allocation Detail
By Investment Type
March 31, 2019
($ in millions)
	GAAP Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital

Residential loans (1)	$2,448	$(2,000)	$448	19%

Securities portfolio
Sequoia residential securities	495	(206)	289	12%
Agency CRT securities	259	(35)	224	10%
Multifamily securities	641	(418)	223	10%
Re-performing residential loan securities (2)	356	(172)	184	8%
Other third-party residential securities	373	(251)	122	5%
Total securities portfolio (3)	2,123	(1,081)	1,042	45%

Business purpose residential loans	104	(62)	42	2%
Other investments	442	(271)	172	7%
Other assets/(liabilities)	170	(106)	64	3%
Cash and liquidity capital			360	N/A

Total Investments	$5,287	$(3,519)	$2,127	92%

Residential mortgage banking			130	6%
Business purpose mortgage banking			65	3%

Total Mortgage banking			$195	8%

Total			$2,323	100%

(1)	Includes $43 million of FHLB stock.

(2)	Re-performing residential loan securities represent third-party securities collateralized by seasoned re-performing residential loans.

(3)
In addition to our $1.5 billion of securities on our GAAP balance sheet, securities presented above also include $216 million, $235 million, and $129 million of securities retained from Sequoia Choice, Freddie Mac SLST, and Freddie Mac K-Series securitizations, respectively. For GAAP purposes, we consolidate these securitizations.

Ñ Over the last several quarters, we have increased our allocation of capital to multifamily and re-performing securities, and expect to continue allocating capital into these investment types going forward.

Ñ
During the first quarter of 2019, we reallocated capital from our residential mortgage banking business to our investment portfolio, leveraging operational changes that allow us to manage our mortgage banking business with less capital.

Ñ	As of March 31, 2019, our cash and liquidity capital included $100 million of capital available for investment.

THE REDWOOD REVIEW I 1ST QUARTER 2019
18

Q U A R T E R L Y O V E R V I E W

2019 Updated Financial Outlook(1)
Our 2019 results to date are consistent with the expectations we laid out in our fourth quarter 2018 Redwood Review and overall, we have not changed our outlook for 2019. We remain focused on key strategic initiatives to increase sustainable earnings - namely increasing investment returns through portfolio optimization, implementing operational efficiencies to maintain strong returns on equity for our residential mortgage banking platform, and disciplined cost management to unlock operating leverage as we scale our business. The following are additional details on our expected activity in 2019:
For our investment portfolio

Ñ
We continue to expect to allocate over 90% of our capital towards portfolio investments and generate returns on equity of 11-13%. Investment returns include an estimate of portfolio economic net interest income, interest expense on corporate debt capital, realized gains, direct operating expenses, and taxes.

Ñ	Our return range incorporates the potential variability in timing of our capital deployment/optimization and the associated returns, as well as the gains we may realize from portfolio sales.
For our residential mortgage banking platform

Ñ
We continue to expect to allocate 5-6% of our capital to support this platform, and to generate a return on equity in the mid to high teens. Expected returns include an estimate of mortgage banking income, direct operating expenses, and taxes.

For our business purpose mortgage banking platform

Ñ
We expect to allocate 3-4% of our capital to support this platform, and to generate a return on equity in the low-double digits. Expected returns include an estimate of mortgage banking income (including origination points and fees), other income, direct operating expenses, and taxes. Return expectations exclude the same amounts excluded for core earnings related to the 5 Arches acquisition.

Ñ
Operating results of 5 Arches are included in this platform and will increase the run rate of both our revenue line items and our operating expenses. Additionally, we expect the platform to provide new accretive investments for our investment portfolio, the impact of which is reflected in our investment portfolio outlook.

For our corporate overhead

Ñ	We continue to expect our baseline corporate operating expenses to be between $48 million and $50 million, with variable compensation commensurate with company performance.
_____________________

(1)
As with all forward-looking statements, our forward-looking statements relating to our 2019 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above and under the heading "Forward-Looking Statements" in the Appendix to this Redwood Review, including those described in the “Forward-Looking Statements” at the beginning of this Redwood Review. Although we may update our 2019 financial outlook subsequently in 2019, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

THE REDWOOD REVIEW I 1ST QUARTER 2019
19

F I N A N C I A L I N S I G H T S

Balance Sheet Analysis
The following table presents our consolidated balance sheets at March 31, 2019 and December 31, 2018.

Consolidated Balance Sheets (1)
($ in millions)
	3/31/2019	12/31/2018

Residential loans	$7,274	$7,255
Business purpose residential loans	161	141
Multifamily loans	2,176	2,145
Real estate securities	1,543	1,452
Other investments	414	439
Cash and cash equivalents	201	176
Other assets	424	330

Total assets	$12,193	$11,937

Short-term debt
Mortgage loan warehouse facilities	$526	$861
Business purpose mortgage loan warehouse facilities	106	88
Security repurchase facilities	1,081	989
Servicer advance financing	250	263
Convertible notes, net	200	200
Other liabilities	270	206
Asset-backed securities issued
Residential	3,590	3,391
Multifamily	2,047	2,019
Long-term debt, net	2,573	2,572
Total liabilities	10,643	10,589

Stockholders’ equity	1,550	1,349

Total liabilities and equity	$12,193	$11,937

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At March 31, 2019 and December 31, 2018, assets of consolidated VIEs totaled $6.6 billion and $6.3 billion, respectively, and liabilities of consolidated VIEs totaled $5.9 billion and $5.7 billion, respectively. See Table 10 in the Financial Tables section of this Redwood Review for additional detail on consolidated VIEs.

Ñ
Over the past several quarters, we have invested in the subordinate securities of Agency multifamily securitizations and a re-performing loan securitization that we were required to consolidate under GAAP. Additionally, we invested in excess servicing assets that required us to consolidate servicing-related assets and liabilities, including $250 million of non-recourse securitization debt. See Table 9 in the Financial Tables section of this Redwood Review for additional information on these securitizations.

THE REDWOOD REVIEW I 1ST QUARTER 2019
20

F I N A N C I A L I N S I G H T S

Recourse Financing
We finance our business with a diversified mix of long-term and short-term recourse debt. The following charts present the composition of our recourse debt and its characteristics at the end of the first quarter:

Borrowing Type	Average Cost of Funds	Average Remaining Term (yrs.)

FHLBC Borrowings	2.6%	6
Unsecured Corporate Debt	6.1%	6
Mortgage Warehouse	4.2%	<1
Securities Repurchase	3.6%	<1

Weighted Average Cost of Funds	3.7%

Ñ
Our unsecured corporate debt is comprised of $200 million of 5.625% convertible notes due in 2024, $245 million of 4.75% convertible notes due in 2023, $201 million of 5.625% exchangeable notes due in 2019, and $140 million of trust-preferred securities due in 2037 (that we hedge to yield approximately 6.8%).

Ñ
Our FHLBC borrowings and securities repurchase debt are used to finance our whole loan and securities investments, respectively, and we utilize mortgage warehouse facilities to finance our mortgage banking activities and investments in business purpose residential loans. These are discussed in further detail in the following sections.

Ñ
Our recourse debt to equity leverage ratio decreased to 2.9x at the end of the first quarter of 2019 from 3.5x at the end of the fourth quarter primarily resulting from our issuance of common stock in January and a lower balance of financed loans held-for-sale at the end of the first quarter. (1)

Ñ	In addition to our recourse financing, we have non-recourse ABS debt issued by securitization entities and other non-recourse short-term securitization debt that we consolidate.
_____________________

(1)	See Table 7 in the Financial Tables section of this Redwood Review for details of how our recourse debt to equity leverage ratio is calculated.

THE REDWOOD REVIEW I 1ST QUARTER 2019
21

F I N A N C I A L I N S I G H T S

Residential Loan Investments

Ñ
At March 31, 2019, we had $2.4 billion of residential loans held-for-investment. These loans are prime-quality, first lien jumbo loans, most of which were originated between 2013 and 2019. At March 31, 2019, 88% of these loans were fixed rate and the remainder were hybrid, and in aggregate, had a weighted average coupon of 4.15%.

Ñ
At March 31, 2019, the weighted average FICO score of borrowers backing these loans was 768 (at origination) and the weighted average loan-to-value ("LTV") ratio of these loans was 66% (at origination). At March 31, 2019, 0.03% of these loans (by unpaid principal balance) were more than 90 days delinquent.

Ñ
We finance our residential loan investments with $2.0 billion of variable-rate FHLB debt through our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $43 million of FHLB stock.

Ñ	We seek to minimize the interest rate risk in this portfolio by using a combination of swaps, TBAs, and other derivative instruments.

THE REDWOOD REVIEW I 1ST QUARTER 2019
22

F I N A N C I A L I N S I G H T S

Securities Portfolio
The following table presents the fair value of our real estate securities at March 31, 2019.

Securities Portfolio - By Source and Security Type
March 31, 2019
($ in millions)
	Interest-Only Securities	Senior	Mezzanine	Subordinate	Total	% of Total Securities

Sequoia (1)	$73	$—	$250	$172	$495	23%
Re-performing (2)	30	28	208	90	356	17%
Agency CRT	—	—	—	234	234	11%
Other third-party	—	127	141	129	397	19%

Total residential securities	$103	$155	$599	$625	$1,482	70%

Multifamily securities (3)	—	—	530	111	641	30%
Total securities portfolio	$103	$155	$1,129	$736	$2,123	100%

(1)
Presents securities retained from our Sequoia securitizations that were issued from 2012 through 2018. These securities included $15 million of interest-only securities, $153 million of mezzanine securities, and $48 million of subordinate securities retained from our Sequoia Choice securitizations, which were consolidated for GAAP purposes.

(2)	Re-performing securities included $235 million of mezzanine and subordinate securities issued from an Agency residential securitization that is consolidated for GAAP purposes.

(3)	Multifamily securities included $18 million of mezzanine securities and $111 million of subordinate securities issued from Agency multifamily securitizations that are consolidated for GAAP purposes.
At March 31, 2019, our securities consisted of fixed-rate assets (84%), adjustable-rate assets (12%), hybrid assets that reset within the next year (3%), and hybrid assets that reset between 12 and 36 months (1%). For the portions of our securities portfolio that are sensitive to changes in interest rates, we seek to minimize this interest rate risk by using various derivative instruments.
We finance our holdings of real estate securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At March 31, 2019, we had short-term debt incurred through repurchase facilities totaling $1.1 billion with nine separate counterparties, which was secured by $1.3 billion of real estate securities. The remaining $797 million of securities were financed with capital.

THE REDWOOD REVIEW I 1ST QUARTER 2019
23

F I N A N C I A L I N S I G H T S

The following table presents the fair value of our real estate securities that are financed with repurchase debt, at March 31, 2019.

Real Estate Securities Financed with Repurchase Debt
March 31, 2019
($ in millions, except weighted average price)
	Real Estate Securities (3)	Repurchase Debt	Allocated Capital	Weighted Average Price (1)	Financing Haircut (2)

Residential securities
Senior	$150	$(134)	$15	$100	11%
Mezzanine	581	(472)	109	95	19%
Subordinate	70	(57)	13	97	18%
Total residential securities	800	(663)	137
Multifamily securities	526	(418)	108	97	21%

Total	$1,326	$(1,081)	$245	$93	18%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

(3)	Includes $146 million, $196 million, and $18 million of securities we owned that were issued by consolidated Sequoia Choice, Freddie Mac SLST, and Freddie Mac K-Series securitizations, respectively.

Ñ
In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ	At March 31, 2019, we had securities repurchase facilities with nine different counterparties.

Ñ	Additional information on the residential securities we own is set forth in Table 9 in the Financial Tables section of this Redwood Review.
Business Purpose Residential Loan Investments

Ñ
At March 31, 2019, our $104 million of business purpose residential loans held-for-investment were comprised of short-term, residential bridge loans, most of which were originated in 2018. At March 31, 2019, the portfolio contained 158 loans with a weighted average coupon of 9.13%, and a weighted average LTV ratio of 75% (at origination). At March 31, 2019, seven of these loans with a cumulative unpaid principal balance of $9 million were more than 90 days delinquent. These delinquent loans had a weighted average LTV ratio of 86% (at origination), and we currently expect to recover the full carrying amount of these loans.

Ñ	We finance our business purpose residential loan investments with warehouse debt that had a balance of $62 million at March 31, 2019.

THE REDWOOD REVIEW I 1ST QUARTER 2019
24

F I N A N C I A L I N S I G H T S

Ñ	At March 31, 2019, our business purpose residential warehouse capacity for financing residential bridge loans totaled $80 million across two separate counterparties.
Other Investments

Ñ
At March 31, 2019, we had $414 million of other investments, primarily comprised of $304 million of servicing advance investments ($54 million of capital invested, net of non-recourse securitization debt collateralized by servicing-related assets), $55 million of MSRs retained from our Sequoia securitizations, $29 million of excess servicing investments, and a $22 million investment in a light-renovation multifamily loan fund.

Residential Loans Held-for-Sale

Ñ
At March 31, 2019, we had $797 million of residential mortgages held-for-sale financed with $526 million of warehouse debt. These loans included $462 million of Select loans, and $335 million of expanded-prime Choice loans.

Ñ	Our residential warehouse capacity at March 31, 2019 totaled $1.4 billion across four separate counterparties.

Ñ	At March 31, 2019, our pipeline of jumbo residential loans identified for purchase was $0.8 billion.

Ñ
We seek to minimize the exposure we have to interest rates on our loan pipeline (for loans both on balance sheet and identified for purchase) by using a combination of TBAs, interest rate swaps, and other derivative instruments.

Ñ	At March 31, 2019, we had 478 loan sellers, which included 188 jumbo sellers and 290 MPF Direct sellers from various FHLB districts.
Business Purpose Residential Loans Held-for-Sale

Ñ	At March 31, 2019, we had $57 million of business purpose residential loans held-for-sale, collateralized by single-family rental properties, financed with $37 million of short-term warehouse debt.

Ñ	At March 31, 2019, the weighted average coupon on these loans was 5.72% and the LTV ratio was 65% (at origination).

Ñ	At March 31, 2019, our business purpose residential warehouse capacity for financing single-family rental loans totaled $400 million across two separate counterparties.

Ñ	We seek to minimize the exposure we have to interest rates on our business purpose loan pipeline by using interest rate swaps and other derivative instruments.

THE REDWOOD REVIEW I 1ST QUARTER 2019
25

G L O S S A R Y

Financial Tables

Redwood Trust

Celebrating 25 Years

53

THE REDWOOD REVIEW I 1ST QUARTER 2019
26

Table 1: GAAP Earnings (in thousands, except per share data)

	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	Twelve Months 2018	Twelve Months 2017
Interest income	$129,111	$116,858	$96,074	$79,128	$72,559	$67,370	$58,106	$54,419	$49,367	$364,619	$229,262
Discount amortization on securities, net	1,930	2,867	3,323	3,848	4,060	4,098	4,631	4,805	5,261	14,098	18,795
Total interest income	131,041	119,725	99,397	82,976	76,619	71,468	62,737	59,224	54,628	378,717	248,057
Interest expense on short-term debt	(19,090)	(16,567)	(14,146)	(12,666)	(10,424)	(9,841)	(7,158)	(6,563)	(4,453)	(53,803)	(28,015)
Interest expense on short-term convertible notes (1)	(3,128)	(1,594)	—	(509)	(3,011)	(3,025)	(3,024)	(2,787)	—	(5,114)	(8,836)
Interest expense on ABS issued from consolidated trusts	(55,295)	(44,258)	(27,421)	(16,349)	(11,401)	(7,917)	(3,956)	(3,705)	(3,530)	(99,429)	(19,108)
Interest expense on long-term debt	(21,763)	(22,542)	(22,784)	(18,689)	(16,678)	(15,325)	(13,305)	(11,179)	(13,048)	(80,693)	(52,857)
Total interest expense	(99,276)	(84,961)	(64,351)	(48,213)	(41,514)	(36,108)	(27,443)	(24,234)	(21,031)	(239,039)	(108,816)
Net interest income	31,765	34,764	35,046	34,763	35,105	35,360	35,294	34,990	33,597	139,678	139,241
Non-interest income
Mortgage banking activities, net	12,309	11,170	11,224	10,596	26,576	3,058	21,200	12,046	17,604	59,566	53,908
Investment fair value changes, net	20,159	(38,519)	10,332	889	1,609	384	324	8,115	1,551	(25,689)	10,374
Realized gains, net	10,686	5,689	7,275	4,714	9,363	4,546	1,734	1,372	5,703	27,041	13,355
Other income, net	3,587	3,981	3,453	3,322	2,118	2,963	2,812	3,764	2,897	12,874	12,436
Total non-interest income (loss), net	46,741	(17,679)	32,284	19,521	39,666	10,951	26,070	25,297	27,755	73,792	90,073
Fixed compensation expense	(8,205)	(6,309)	(5,922)	(5,775)	(6,439)	(5,555)	(5,233)	(5,321)	(6,002)	(24,445)	(22,111)
Variable compensation expense	(4,402)	(934)	(4,923)	(1,825)	(6,907)	(5,861)	(6,467)	(4,313)	(3,933)	(14,589)	(20,574)
Equity compensation expense	(2,953)	(2,823)	(3,033)	(3,835)	(2,697)	(2,507)	(2,337)	(3,121)	(2,176)	(12,388)	(10,141)
Loan acquisition costs	(1,477)	(1,837)	(1,887)	(2,155)	(1,818)	(1,625)	(1,187)	(1,005)	(1,205)	(7,697)	(5,022)
Other operating expense	(6,122)	(7,350)	(5,725)	(5,419)	(5,169)	(4,819)	(4,698)	(4,881)	(4,910)	(23,663)	(19,308)
Total operating expenses	(23,159)	(19,253)	(21,490)	(19,009)	(23,030)	(20,367)	(19,922)	(18,641)	(18,226)	(82,782)	(77,156)
(Provision for) benefit from income taxes	(883)	1,255	(4,919)	(2,528)	(4,896)	4,989	(5,262)	(5,322)	(6,157)	(11,088)	(11,752)
Net income (loss)	$54,464	$(913)	$40,921	$32,747	$46,845	$30,933	$36,180	$36,324	$36,969	$119,600	$140,406
Diluted average shares (2)	126,278	83,217	114,683	100,432	108,195	109,621	102,703	97,494	97,946	110,028	101,975
Diluted earnings (loss) per common share	$0.49	$(0.02)	$0.42	$0.38	$0.50	$0.35	$0.41	$0.43	$0.43	$1.34	$1.60

Supplemental information:
Net interest income	$31,765	34,764	$35,046	$34,763	$35,105
Change in basis of fair value investments	1,754	263	(1,486)	(1,813)	(2,340)
Interest component of hedges	2,718	857	550	22	(2,884)
Non-GAAP economic net interest income (3)	$36,237	$35,884	$34,110	$32,972	$29,881

(1)
Represents interest expense on $201 million of exchangeable notes and $250 million of convertible notes, respectively, that were reclassified from Long-term debt to Short-term debt as the maturity of the notes was less than one year as of the dates presented. Convertible notes of $250 million were repaid in April 2018 and exchangeable notes of $201 million are due in November 2019.

(2)
Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 2 that follows for details of this calculation for the current and prior quarter and our respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for prior periods.

(3)
During the first quarter of 2019, we updated our definition of core earnings and economic net interest income. Prior period amounts presented above have been conformed. For details on non-GAAP core earnings and non-GAAP economic net interest income, see the Non-GAAP Measurements section of the Appendix.

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 1: GAAP Earnings 27

Table 2: GAAP and Non-GAAP Core Basic and Diluted Earnings (1) per Common Share (in thousands, except per share data)

	2019 Q1	2018 Q4
GAAP Earnings per Common Share ("EPS"):
Net income (loss) attributable to Redwood	$54,464	$(913)
Less: Dividends and undistributed earnings allocated to participating securities	(1,539)	(834)
Net income (loss) allocated to common shareholders for GAAP basic EPS	52,925	(1,747)
Add back: Interest expense on convertible notes for the period, net of tax (2)	8,687	—
Net income (loss) allocated to common shareholders for GAAP diluted EPS	$61,612	$(1,747)

Basic weighted average common shares outstanding	92,685	83,217
Net effect of dilutive equity awards	150	—
Net effect of assumed convertible notes conversion to common shares (2)	33,443	—
Diluted weighted average common shares outstanding	126,278	83,217

GAAP Basic Earnings per Common Share	$0.57	$(0.02)
GAAP Diluted Earnings per Common Share	$0.49	$(0.02)

Non-GAAP Core Earnings per Common Share:
Non-GAAP core earnings	$38,022	$39,954
Less: Dividends and undistributed earnings allocated to participating securities	(1,074)	(1,248)
Non-GAAP core earnings allocated to common shareholders for core basic EPS	36,948	38,706
Incremental adjustment to dividends and undistributed earnings allocated to participating securities	(121)	(70)
Add back: Interest expense on convertible notes for the period, net of tax (2)	8,687	8,676
Non-GAAP core earnings allocated to common shareholders for core diluted EPS	$45,514	$47,312

Basic weighted average common shares outstanding	92,685	83,217
Net effect of dilutive equity awards	150	1
Net effect of assumed convertible notes conversion to common shares (2)	33,443	33,443
Diluted weighted average common shares outstanding	126,278	116,661

Non-GAAP Core Basic Earnings per Common Share	$0.40	$0.47
Non-GAAP Core Diluted Earnings per Common Share	$0.36	$0.41

(1)	A reconciliation of GAAP net income to non-GAAP core earnings and a definition of core earnings is included in the Non-GAAP Measurements section of the Appendix.

(2)
Certain convertible notes were determined to be dilutive in the periods presented and were included in the calculations of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 2: GAAP and Non-GAAP Core Earnings per Basic and Diluted Common Share 28

Table 3: Segment Results ($ in thousands)

	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	Twelve Months 2018	Twelve Months 2017
Investment Portfolio
Net interest income
Residential loans
At Redwood	$11,022	$11,659	$12,478	$13,842	$15,842	$16,032	$16,916	$18,461	$18,448	$53,821	$69,857
At consolidated Sequoia Choice entities	3,549	3,608	2,880	2,002	1,386	836	22	—	—	9,876	858
At consolidated Freddie Mac SLST entity	3,047	1,297	—	—	—	—	—	—	—	1,297	—
Business purpose residential loans	1,521	1,861	974	—	—	—	—	—	—	2,835	—
Residential securities	14,291	17,700	19,412	19,700	19,778	20,287	19,342	18,163	17,081	76,590	74,873
Multifamily and commercial investments	3,964	3,296	2,209	1,860	1,888	1,749	1,298	1,978	1,457	9,253	6,482
Other investments	171	913	751	161	—	—	—	—	—	1,825	—
Total net interest income	37,565	40,334	38,704	37,565	38,894	38,904	37,578	38,602	36,986	155,497	152,070

Non-interest income
Investment fair value changes, net	20,556	(38,449)	10,566	1,600	1,590	4,568	1,372	9,115	3,359	(24,693)	18,414
Other income, net	1,221	3,659	3,334	3,322	2,118	2,963	2,812	3,764	2,897	12,433	12,436
Realized gains	10,686	5,689	7,275	4,714	9,363	4,546	1,734	2,124	5,703	27,041	14,107
Total non-interest income, net	32,463	(29,101)	21,175	9,636	13,071	12,077	5,918	15,003	11,959	14,781	44,957

Operating expenses	(2,661)	(3,833)	(2,659)	(1,858)	(2,007)	(1,657)	(1,324)	(1,454)	(1,593)	(10,357)	(6,028)
(Provision for) benefit from income taxes	(342)	1,117	(2,840)	(1,130)	(888)	(838)	(433)	(2,320)	(1,737)	(3,741)	(5,328)
Segment contribution	$67,025	$8,517	$54,380	$44,213	$49,070	$48,486	$41,739	$49,831	$45,615	$156,180	$185,671

Mortgage Banking
Net interest income	$4,813	$5,015	$6,890	$5,455	$6,760	$6,887	$6,491	$4,012	$4,550	$24,120	$21,940
Non-interest income
Mortgage banking activities	12,309	11,170	11,224	10,596	26,576	3,058	21,200	12,046	17,604	59,566	53,908
Other income (expense), net	(167)	—	—	—	—	—	—	—	—	—	—
Total non-interest income, net	12,142	11,170	11,224	10,596	26,576	3,058	21,200	12,046	17,604	59,566	53,908

Operating expenses	(8,104)	(7,231)	(6,570)	(5,739)	(8,632)	(7,104)	(6,107)	(6,021)	(5,881)	(28,172)	(25,113)
Benefit from (provision for) income taxes	(541)	138	(2,079)	(1,398)	(4,008)	5,827	(4,829)	(3,002)	(4,420)	(7,347)	(6,424)
Segment contribution	$8,310	$9,092	$9,465	$8,914	$20,696	$8,668	$16,755	$7,035	$11,853	$48,167	$44,311

Corporate/other	(20,871)	(18,522)	(22,924)	(20,380)	(22,921)	(26,221)	(22,314)	(20,542)	(20,499)	(84,747)	(89,576)
GAAP net income (loss)	$54,464	$(913)	$40,921	$32,747	$46,845	$30,933	$36,180	$36,324	$36,969	$119,600	$140,406

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 3: Segment Results 29

Table 4: Segment Assets and Liabilities ($ in thousands)

	March 31, 2019				December 31, 2018
	Investment Portfolio	Mortgage Banking	Corporate/ Other	Total	Investment Portfolio	Mortgage Banking	Corporate/ Other	Total
Residential loans
At Redwood	$2,427,018	$797,073	$—	$3,224,091	$2,383,932	$1,048,801	$—	$3,432,733
At consolidated Sequoia entities	2,333,248	—	488,645	2,821,893	2,079,382	—	519,958	2,599,340
At consolidated Freddie Mac SLST entity	1,228,317	—	—	1,228,317	1,222,669	—	—	1,222,669
Business purpose residential loans	103,916	56,696	—	160,612	112,798	28,460	—	141,258
Multifamily loans at consolidated entities	2,175,899	—	—	2,175,899	2,144,598	—	—	2,144,598
Real estate securities	1,543,152	—	—	1,543,152	1,452,494	—	—	1,452,494
Other investments	411,853	2,345	—	414,198	427,764	—	10,754	438,518
Cash and cash equivalents	45,263	1,530	154,044	200,837	55,973	2,325	117,466	175,764
Other assets	175,613	84,952	163,795	424,360	214,383	23,504	92,145	330,032
Total assets	$10,444,279	$942,596	$806,484	$12,193,359	$10,093,993	$1,103,090	$740,323	$11,937,406

Short-term debt
Mortgage loan warehouse debt	$—	$526,341	$—	$526,341	$—	$860,650	$—	$860,650
Security repurchase facilities	1,081,079	—	—	1,081,079	988,890	—	—	988,890
Business purpose residential loan warehouse facilities	61,593	44,736	—	106,329	66,327	22,053	—	88,380
Servicer advance financing	249,557	—	—	249,557	262,740	—	—	262,740
Convertible notes, net	—	—	199,925	199,925	—	—	199,619	199,619
Other liabilities	127,221	30,626	112,049	269,896	103,192	19,752	83,158	206,102
ABS issued	5,157,645	—	479,999	5,637,644	4,897,833	—	512,240	5,410,073
Long-term debt, net	1,999,999	—	572,662	2,572,661	1,999,999	—	572,159	2,572,158
Total liabilities	$8,677,094	$601,703	$1,364,635	$10,643,432	$8,318,981	$902,455	$1,367,176	$10,588,612

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 4: Segment Assets and Liabilities 30

Table 5: Changes in Book Value per Share ($ in per share)

	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	Twelve Months 2018	Twelve Months 2017

Beginning book value per share	$15.89	$16.42	$16.23	$16.12	$15.83	$15.67	$15.29	$15.13	$14.96	$15.83	$14.96
Earnings	0.49	(0.02)	0.42	0.38	0.50	0.35	0.41	0.43	0.43	1.34	1.60
Changes in unrealized gains on securities, net, from:
Realized gains recognized in earnings	(0.08)	(0.07)	(0.05)	(0.05)	(0.09)	(0.03)	(0.03)	(0.02)	(0.04)	(0.23)	(0.13)
Amortization income recognized in earnings	(0.02)	(0.03)	(0.03)	(0.04)	(0.04)	(0.04)	(0.05)	(0.05)	(0.05)	(0.13)	(0.18)
Mark-to-market adjustments, net	0.10	0.06	0.01	0.01	—	0.12	0.27	0.09	0.11	0.09	0.58
Total change in unrealized gains on securities, net	—	(0.04)	(0.07)	(0.08)	(0.13)	0.05	0.19	0.02	0.02	(0.27)	0.27
Dividends	(0.30)	(0.30)	(0.30)	(0.30)	(0.28)	(0.28)	(0.28)	(0.28)	(0.28)	(1.18)	(1.12)
Issuance of common stock	(0.05)	—	0.01	—	—	—	—	—	—	0.01	—
Share repurchases	—	—	—	—	0.01	—	—	—	—	0.01	—
Equity compensation, net	(0.02)	(0.07)	0.03	0.03	0.03	(0.02)	0.02	—	(0.01)	0.01	—
Changes in unrealized losses on derivatives hedging long-term debt	(0.06)	(0.09)	0.06	0.05	0.11	0.02	—	(0.03)	0.02	0.11	0.01
Other, net	0.05	(0.01)	0.04	0.03	0.05	0.04	0.04	0.02	(0.01)	0.03	0.11

Ending book value per share	$16.00	$15.89	$16.42	$16.23	$16.12	$15.83	$15.67	$15.29	$15.13	$15.89	$15.83

Economic return on book value (1)	2.6%	(1.4)%	3.0%	2.5%	3.6%	2.8%	4.3%	2.9%	3.0%	7.8%	13.3%

(1)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 5: Changes in Book Value per Share 31

Table 6: Taxable and GAAP Income (1) Differences and Dividends (In thousands, except for per share data)

	Estimated Three Months 2019 (2)			Estimated Twelve Months 2018 (2)			Actual Twelve Months 2017 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$74,606	$131,041	$(56,435)	$265,753	$378,717	$(112,964)	$225,079	$248,057	$(22,978)
Interest expense	(44,029)	(99,276)	55,247	(139,588)	(239,039)	99,451	(89,662)	(108,816)	19,154
Net interest income	30,577	31,765	(1,188)	126,165	139,678	(13,513)	135,417	139,241	(3,824)
Realized credit losses	(9)	—	(9)	(1,738)	—	(1,738)	(3,442)	—	(3,442)
Mortgage banking activities, net	12,025	12,309	(284)	57,297	59,566	(2,269)	44,143	53,908	(9,765)
Investment fair value changes, net	274	20,159	(19,885)	4,995	(25,689)	30,684	(11,191)	10,374	(21,565)
Operating expenses	(22,217)	(23,159)	942	(78,890)	(82,782)	3,892	(73,203)	(77,156)	3,953
Other income (expense), net	3,914	3,587	327	17,254	12,874	4,380	31,325	12,436	18,889
Realized gains, net	11,028	10,686	342	43,099	27,041	16,058	(736)	13,355	(14,091)
(Provision for) benefit from income taxes	(134)	(883)	749	(534)	(11,088)	10,554	(516)	(11,752)	11,236
Income	$35,458	$54,464	$(19,006)	$167,648	$119,600	$48,048	$121,797	$140,406	$(18,609)

REIT taxable income	$28,761			$110,092			$90,122
Taxable income at taxable subsidiaries	6,697			57,556			31,675
Taxable income	$35,458			$167,648			$121,797

Shares used for taxable EPS calculation	96,866			84,884			76,600
REIT taxable income per share	$0.30			$1.38			$1.17
Taxable income (loss) per share at taxable subsidiaries	$0.07			$0.74			$0.42
Taxable income per share (3)	$0.37			$2.12			$1.59

Dividends
Dividends declared	$28,998			$94,134			$86,271
Dividends per share (4)	$0.30			$1.18			$1.12

(1)
Taxable income for 2018 and 2019 are estimates until we file our tax returns for these years. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not necessarily the actual amount of tax currently due (or receivable as a refund) as a portion of our provision (or benefit) is deferred in nature. It is our intention to retain any excess inclusion income generated in 2019 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)	Taxable income (loss) per share is based on the number of shares outstanding at the end of each quarter. The annual taxable income (loss) per share is the sum of the quarterly per share estimates.

(4)
Dividends in 2018 are expected to be characterized as 69% ordinary dividend income (or $65 million) and 31% long-term capital gain dividend income (or $29 million). Dividends in 2017 were characterized as 71% ordinary dividend income (or $61 million) and 29% qualified dividend income (or $25 million).

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 6: Taxable and GAAP Income Differences and Dividends 32

Table 7: Financial Ratios and Book Value ($ in thousands, except per share data)

	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	Twelve Months 2018	Twelve Months 2017
Financial performance ratios
Net interest income	$31,765	$34,764	$35,046	$34,763	$35,105	$35,360	$35,294	$34,990	$33,597	$139,678	$139,241
Operating expenses	$(23,159)	$(19,253)	$(21,490)	$(19,009)	$(23,030)	$(20,367)	$(19,922)	$(18,641)	$(18,226)	$(82,782)	$(77,156)
GAAP net income	$54,464	$(913)	$40,921	$32,747	$46,845	$30,933	$36,180	$36,324	$36,969	$119,600	$140,406
Average total assets	$11,795,343	$10,163,283	$8,503,749	$7,134,026	$6,922,611	$6,652,937	$5,851,133	$5,685,460	$5,471,154	$8,190,681	$5,918,233
Average total equity	$1,452,282	$1,342,967	$1,331,497	$1,226,735	$1,218,015	$1,207,879	$1,189,540	$1,167,438	$1,158,732	$1,280,287	$1,181,056
Operating expenses / average total assets	0.79%	0.76%	1.01%	1.07%	1.33%	1.22%	1.36%	1.31%	1.33%	1.01%	1.30%
Operating expenses / total capital	3.99%	3.63%	4.03%	3.80%	5.13%	4.56%	4.47%	4.22%	4.08%	3.90%	4.33%
Operating expenses / average total equity	6.38%	5.73%	6.46%	6.20%	7.56%	6.74%	6.70%	6.39%	6.29%	6.47%	6.53%
GAAP net income / average total assets	1.85%	(0.04)%	1.92%	1.84%	2.71%	1.86%	2.47%	2.56%	2.70%	1.46%	2.37%
GAAP net income / average equity (GAAP ROE)	15.00%	(0.27)%	12.29%	10.68%	15.38%	10.24%	12.17%	12.45%	12.76%	9.34%	11.89%

Leverage ratios and book value per share
Short-term debt	$1,914,514	$2,138,686	$1,424,275	$1,426,288	$1,504,460	$1,938,682	$1,238,196	$1,294,807	$563,773
Long-term debt – Other	2,584,499	2,584,499	2,785,264	2,785,264	2,585,264	2,585,264	2,585,264	2,340,264	2,627,764
Total debt at Redwood	$4,499,013	$4,723,185	$4,209,539	$4,211,552	$4,089,724	$4,523,946	$3,823,460	$3,635,071	$3,191,537
At consolidated securitization entities
ABS issued	5,637,644	5,410,073	3,406,985	1,929,662	1,542,087	1,164,585	944,288	692,606	728,391
Non-recourse short-term debt	251,875	265,637	—	—	—	—	—	—	—
Total ABS and non-recourse short-term debt	$5,889,519	$5,675,710	$3,406,985	$1,929,662	$1,542,087	$1,164,585	$944,288	$692,606	$728,391
Consolidated debt (1)	$10,388,532	$10,398,895	$7,616,524	$6,141,214	$5,631,811	$5,688,531	$4,767,748	$4,327,677	$3,919,928
Stockholders' equity	$1,549,927	$1,348,794	$1,361,327	$1,228,955	$1,219,983	$1,212,287	$1,208,640	$1,179,424	$1,165,771
Total capital (2)	$2,322,515	$2,120,572	$2,132,298	$1,999,177	$1,795,572	$1,787,701	$1,783,301	$1,765,784	$1,787,266
Recourse debt at Redwood to stockholders' equity (3)	2.9x	3.5x	3.1x	3.4x	3.4x	3.7x	3.2x	3.1x	2.7x
Consolidated debt to stockholders' equity	6.7x	7.7x	5.6x	5.0x	4.6x	4.7x	3.9x	3.7x	3.4x
Shares outstanding at period end (in thousands)	96,866	84,884	82,930	75,743	75,703	76,600	77,123	77,117	77,039
Book value per share	$16.00	$15.89	$16.42	$16.23	$16.12	$15.83	$15.67	$15.29	$15.13

(1)	Amounts presented in Consolidated debt above do not include deferred issuance costs or debt discounts.

(2)	Our total capital of $2.3 billion at March 31, 2019 included $1.5 billion of equity capital and $0.8 billion of unsecured corporate debt.

(3)	Excludes ABS issued and non-recourse debt at consolidated entities. See Table 10 for additional detail on our ABS issued and short-term debt at consolidated entities.

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 7: Financial Ratios and Book Value 33

Table 8: Loans and Securities Activity ($ in thousands)

	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1	Twelve Months 2018	Twelve Months 2017
Residential Loans, Held-for-Sale
Beginning carrying value	$1,048,801	$866,444	$1,104,660	$1,130,185	$1,427,945	$925,681	$837,371	$376,607	$835,399	$1,427,945	$835,399
Acquisitions	982,929	1,562,573	1,804,125	1,951,566	1,815,294	1,950,180	1,462,116	1,221,051	1,108,304	7,133,558	5,741,651
Sales	(833,078)	(1,290,337)	(1,133,078)	(1,408,358)	(1,594,531)	(834,977)	(1,393,323)	(694,875)	(1,377,637)	(5,426,304)	(4,300,812)
Principal repayments	(17,425)	(14,862)	(21,198)	(14,612)	(17,017)	(14,771)	(16,436)	(9,273)	(12,995)	(67,689)	(53,475)
Transfers between portfolios	(366,672)	(81,639)	(896,129)	(561,710)	(507,616)	(601,554)	20,025	(61,922)	(184,996)	(2,047,094)	(828,447)
Changes in fair value, net	4,666	6,622	8,064	7,589	6,110	3,386	15,928	5,783	8,532	28,385	33,629
Ending fair value	$819,221	$1,048,801	$866,444	$1,104,660	$1,130,185	$1,427,945	$925,681	$837,371	$376,607	$1,048,801	$1,427,945

Residential Loans, HFI at Redwood (1)
Beginning carrying value	$2,383,932	$2,320,662	$2,313,336	$2,375,785	$2,434,386	$2,268,802	$2,360,234	$2,350,013	$2,261,016	$2,434,386	$2,261,016
Acquisitions	39,269	—	—	—	—	—	—	—	—	—	—
Principal repayments	(63,583)	(59,854)	(76,144)	(79,375)	(74,954)	(93,916)	(74,530)	(60,055)	(93,666)	(290,327)	(322,167)
Transfers between portfolios	17,144	81,639	100,533	31,936	55,775	273,994	(20,045)	61,922	184,996	269,883	500,867
Changes in fair value, net	28,108	41,485	(17,063)	(15,010)	(39,422)	(14,494)	3,143	8,354	(2,333)	(30,010)	(5,330)
Ending fair value	$2,404,870	$2,383,932	$2,320,662	$2,313,336	$2,375,785	$2,434,386	$2,268,802	$2,360,234	$2,350,013	$2,383,932	$2,434,386

Business Purpose Residential Loans
Beginning carrying value	$141,258	$115,620	$—	$—	$—	$—	$—	$—	$—	$—	$—
Acquisitions	65,061	41,563	126,214	—	—	—	—	—	—	167,777	—
Sales	(20,590)	—	—	—	—	—	—	—	—	—	—
Principal repayments	(20,992)	(16,469)	(10,912)	—	—	—	—	—	—	(27,381)	—
Transfers between portfolios	(4,996)	—	—	—	—	—	—	—	—	—	—
Changes in fair value, net	871	544	318	—	—	—	—	—	—	862	—
Ending fair value	$160,612	$141,258	$115,620	$—	$—	$—	$—	$—	$—	$141,258	$—

Securities
Beginning fair value	$1,452,494	1,470,084	$1,453,936	$1,357,720	$1,476,510	$1,356,272	$1,218,503	$1,165,940	$1,018,439	$1,476,510	$1,018,439
Acquisitions	157,472	132,457	161,534	223,022	144,465	204,733	188,138	116,860	170,729	661,478	680,460
Sales	(67,358)	(109,782)	(106,972)	(103,685)	(234,509)	(75,887)	(47,076)	(69,676)	(21,760)	(554,948)	(214,399)
Effect of principal repayments	(19,356)	(22,562)	(26,571)	(17,022)	(15,707)	(21,503)	(19,497)	(15,854)	(14,911)	(81,862)	(71,765)
Transfers between portfolios	—	(6,090)	(11,091)	—	—	—	—	—	—	(17,181)	—
Change in fair value, net	19,900	(11,613)	(752)	(6,099)	(13,039)	12,895	16,204	21,233	13,443	(31,503)	63,775
Ending fair value	$1,543,152	$1,452,494	$1,470,084	$1,453,936	$1,357,720	$1,476,510	$1,356,272	$1,218,503	$1,165,940	$1,452,494	$1,476,510

(1)	Amounts presented include loans held-for-investment at Redwood that are financed at FHLB and exclude loans from consolidated securitization entities.

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 8: Loans and Securities Activity 34

Table 9: Investment Portfolio Detailed Balances ($ in thousands)

	2019 Q1	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2017 Q4	2017 Q3	2017 Q2	2017 Q1
Residential Loans Held-for-Investment at Redwood	$2,404,870	$2,383,932	$2,320,662	$2,313,336	$2,375,785	$2,434,386	$2,268,802	$2,360,234	$2,350,013
Business Purpose (Residential Bridge) Loans Held-for-Investment	103,916	112,798	95,515	—	—	—	—	—	—

Securities with Sub-Categories
Residential
Senior - New Issue	79,389	48,553	48,076	49,099	—	—	—	—	—
Senior - Legacy	47,755	87,615	114,628	147,490	165,610	179,863	192,265	201,667	210,940
Senior - IO	57,542	62,601	64,673	64,018	53,957	38,990	40,671	35,529	35,687
Mezzanine - New issue	238,685	207,124	210,110	221,586	210,567	325,162	328,659	331,045	362,887
Subordinate - New issue	237,856	241,699	251,655	232,047	208,417	224,581	209,554	195,039	191,321
Subordinate - Agency CRT	234,101	237,841	235,720	239,767	245,654	300,713	286,780	229,510	198,197
Subordinate - Legacy	15,163	15,993	16,255	17,950	19,707	22,586	26,920	30,333	18,993
Re-performing	120,415	121,989	111,713	83,194	76,800	60,590	28,352	25,071	9,234
Multifamily (mezzanine)	512,246	429,079	417,254	398,785	377,008	324,025	243,071	170,309	138,681
Total Securities on Balance Sheet	1,543,152	1,452,494	1,470,084	1,453,936	1,357,720	1,476,510	1,356,272	1,218,503	1,165,940

Sequoia Choice Securities (1)	215,892	194,372	194,739	133,718	87,381	77,922	30,975	—	—
Freddie Mac SLST Securities (1)	235,285	228,921	—	—	—	—	—	—	—
Freddie Mac K-Series Securities (1)	128,642	125,523	66,559	—	—	—	—	—	—
Adjusted Total Securities	2,122,971	2,001,310	1,731,382	1,587,654	1,445,101	1,554,432	1,387,247	1,218,503	1,165,940

Other Investments
Servicer Advance Investments	303,920	300,468	—	—	—	—	—	—	—
Mortgage Servicing Rights	55,284	60,281	63,785	64,674	66,496	63,598	62,928	63,770	111,013
Investment in 5 Arches	—	10,754	10,772	10,973	—	—	—	—	—
Participation in Loan Warehouse Facility	—	39,703	39,219	41,658	—	—	—	—	—
Excess MSRs	28,992	27,312	—	—	—	—	—	—	—
Investment in Multifamily Loan Fund	22,416	—	—	—	—	—	—	—	—
Other	3,586	—	—	—	—	—	—	—	—
Total earning assets	$5,045,955	$4,936,558	$4,261,335	$4,018,295	$3,887,382	$4,052,416	$3,718,977	$3,642,507	$3,626,966

(1)	Represents securities retained from our consolidated Sequoia Choice securitizations and securities owned in consolidated Freddie Mac SLST and Freddie Mac K-Series securitizations.

THE REDWOOD REVIEW I 1ST QUARTER 2019	Table 9: Investment Portfolio Detailed Balances 35

Table 10: Consolidating Balance Sheet ($ in thousands)

	March 31, 2019							December 31, 2018
		Consolidated VIEs (1)							Consolidated VIEs (1)
	At Redwood (1)	Legacy Sequoia	Sequoia Choice	Freddie Mac SLST	Freddie Mac K-Series	Servicing Investment	Redwood Consolidated	At Redwood (1)	Legacy Sequoia	Sequoia Choice	Freddie Mac SLST	Freddie Mac K-Series	Servicing Investment	Redwood Consolidated
Residential loans	$3,224,091	$488,645	$2,333,248	$1,228,317	$—	$—	$7,274,301	$3,432,733	$519,958	$2,079,382	$1,222,669	$—	$—	$7,254,742
Business purpose residential loans	160,612	—	—	—	—	—	160,612	141,258	—	—	—	—	—	141,258
Multifamily loans	—	—	—	—	2,175,899	—	2,175,899	—	—	—	—	2,144,598	—	2,144,598
Real estate securities	1,543,152	—	—	—	—	—	1,543,152	1,452,494	—	—	—	—	—	1,452,494
Other investments	95,521	—	—	—		318,677	414,198	125,830	—	—	—		312,688	438,518
Cash and cash equivalents	189,462	—	—	—	—	11,375	200,837	175,764	—	—	—	—	—	175,764
Other assets (2)	394,640	3,202	9,630	3,861	6,587	6,440	424,360	278,136	4,911	10,010	3,926	6,595	26,454	330,032
Total assets	$5,607,478	$491,847	$2,342,878	$1,232,178	$2,182,486	$336,492	$12,193,359	$5,606,215	$524,869	$2,089,392	$1,226,595	$2,151,193	$339,142	$11,937,406
Short-term debt	$1,913,674	$—	$—	$—	$—	$249,557	$2,163,231	$2,137,539	$—	$—	$—	$—	$262,740	$2,400,279
Other liabilities	231,420	531	7,868	2,846	6,230	21,001	269,896	169,108	571	8,202	2,907	6,239	19,075	206,102
ABS issued	—	479,999	2,117,356	993,032	2,047,257	—	5,637,644	—	512,240	1,885,010	993,748	2,019,075	—	5,410,073
Long-term debt, net	2,572,661	—	—	—	—	—	2,572,661	2,572,158	—	—	—	—	—	2,572,158
Total liabilities	4,717,755	480,530	2,125,224	995,878	2,053,487	270,558	10,643,432	4,878,805	512,811	1,893,212	996,655	2,025,314	281,815	10,588,612

Equity	889,723	11,317	217,654	236,300	128,999	65,934	1,549,927	727,410	12,058	196,180	229,940	125,879	57,327	1,348,794
Total liabilities and equity	$5,607,478	$491,847	$2,342,878	$1,232,178	$2,182,486	$336,492	$12,193,359	$5,606,215	$524,869	$2,089,392	$1,226,595	$2,151,193	$339,142	$11,937,406

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to consolidated securitization entities that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated entities, which are payable only from the cash flows generated by their assets and are, therefore, non-recourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
At March 31, 2019 and December 31, 2018, other assets at Redwood included a total of $43 million and $42 million of assets, respectively, held by third-party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

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D I V I D E N D S

Dividends
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its annual REIT taxable income, excluding net capital gains. To the extent Redwood retains REIT taxable income, including net capital gains, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.
Dividends Overview
In recent years, our Board of Directors has maintained a practice of paying regular quarterly dividends in excess of the amount required to comply with the provisions of the Internal Revenue Code applicable to REITs. In February 2019, the Board of Directors declared a regular dividend of $0.30 per share for the first quarter of 2019, which was paid on March 29, 2019 to shareholders of record on March 15, 2019.
Dividend Distribution Requirement
Our estimated REIT taxable income was $29 million, or $0.30 per share, for the first quarter of 2019 and $27 million, or $0.32 per share, for the fourth quarter of 2018. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a $39 million federal net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce REIT taxable income before the applicability of NOLs is considered. It is possible our estimated REIT taxable income will exceed our dividend distributions in 2019; therefore, we may utilize a portion of our NOL in 2019 and any remaining amount will carry forward into 2020.
Income Tax Characterization of Dividend for Shareholders
We currently expect all or nearly all of the distributions to shareholders in 2019 will be taxable as dividend income and a smaller portion, if any, will be a return of capital, which is generally non-taxable. Additionally, a portion of our 2019 dividend distributions are expected to be characterized as long-term capital gains for federal income tax purposes.
Beginning in 2018, the Tax Cuts and Jobs Act provides that individual taxpayers may generally deduct 20% of their ordinary REIT dividends from taxable income. This results in a maximum federal effective tax rate of 29.6% on an individual taxpayer's ordinary REIT dividends, compared to the highest marginal rate of 37%. This deduction does not apply to REIT dividends classified as qualified dividends or long-term capital gain dividends, as those dividends are taxed at a maximum rate of 20% for individuals.

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Information about our non-GAAP financial measures is provided in this Appendix, which supplements the descriptions and information about these non-GAAP financial measures that is set forth in previous sections of this Redwood Review. In addition, this Appendix provides reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures to the extent those reconciliations are not otherwise set forth in the previous sections of this Redwood Review or in the Financial Tables in the Appendix to this Redwood Review.
What is Core Earnings?
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, and (iii) include the hypothetical income taxes associated with core earnings adjustments.
In addition, beginning with the first quarter of 2019, management has also excluded from core earnings several items related to our acquisition of 5 Arches. These items include: the exclusion of a one-time gain associated with the re-measurement of our initial minority investment and purchase option in 5 Arches; ongoing adjustments to exclude amortization of intangible assets acquired in the 5 Arches transaction; and, in future quarters, changes in fair value of the contingent consideration liability related to the remaining purchase consideration for the 5 Arches platform.
What are the Core Earnings adjustments that relate to “eliminating the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads”?
Under GAAP there are quarterly mark-to-market changes in the value of our long-term investments in loans, trading securities, and other investments, as well as the associated derivatives, that result from changes in benchmark interest rates and credit spreads and which may not be reflective of the total return management would expect to earn from them over the longer-term. These mark-to-market changes, to the extent they do not reflect a change in basis or net interest paid or received on hedges, are eliminated from GAAP net income when management calculates Core Earnings.
Beginning with the first quarter of 2019, management has updated its calculation of this adjustment for certain investments accounted for under the fair value option that have significant differences between expected cash interest and expected yield-to-maturity. For these assets management does not eliminate mark-to-market changes in value that are attributable to a change in basis from the expected receipt of future cash flows.

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•
Investments impacted by this change include certain multifamily mezzanine securities and B-pieces, residential securities relating to re-performing residential loans, and our servicing advance investment and related excess spread investment.

•
This change is being introduced because there is an increasing amount of these types of investments in Redwood’s portfolio and management believes this change represents a more precise method of eliminating mark-to-market changes in the value of these assets which may not be reflective of the total return management would expect to earn from them over the longer-term.

What are the Core Earnings adjustments that relate to “including the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold”?
The core earnings adjustments to include cumulative net gains or losses from the sale of trading securities is to ensure that core earnings presents consistently the impact of the sales of investments regardless of whether they are accounted for under GAAP as (i) trading securities or (ii) available-for-sale securities, as outlined below.

•
Under GAAP, available-for-sale securities are reported at their fair value with periodic changes in fair value recognized through the balance sheet in Shareholders’ equity. When an available-for-sale security is sold, the cumulative gain or loss since purchase is recognized through the income statement, in Realized gains, net, in the period the sale occurred. As a result, any such cumulative gains or losses are reflected in core earnings in the period the sale occurred.

•
Under GAAP, trading securities are reported at their fair value with periodic changes in fair value recognized through the income statement in Investment fair value changes, net. Certain of these periodic changes in fair value (as described above) are excluded from core earnings. Core earnings includes an adjustment to include the cumulative net gains or losses (from purchase through the sale of the investment) for sold trading securities in the period they are sold. The result is to consistently present within core earnings the cumulative gains or losses from the sale of long-term investments, regardless of how they are accounted for under GAAP.

What are the Core Earnings adjustments that relate to Redwood’s acquisition of 5 Arches?
The adjustments related to our acquisition of 5 Arches, which was completed during the first quarter 2019, include the elimination of the one-time gain associated with the re-measurement of our initial minority investment and purchase option in 5 Arches and an ongoing adjustment to exclude amortization of intangible assets. Additionally, in future quarters, we expect to exclude from our calculation of core earnings changes in the fair value of the contingent consideration liability related to the remaining purchase consideration for the 5 Arches platform.

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What are the Core Earnings adjustments that relate to “including the hypothetical income taxes associated with core earnings adjustments”?
Core earnings also includes adjustments to show the hypothetical tax provision or benefit that would be associated with the core earnings adjustments made to net income. As a REIT, we are subject to income taxes on earnings generated at our taxable REIT subsidiaries (TRS) and generally not subject to income taxes on earnings generated at the REIT (to the extent we distribute our REIT taxable income as dividends). In order to present the hypothetical income taxes associated with core earnings adjustments made to net income, estimated effective tax rates are applied to the core earnings adjustments occurring within our TRS.
Why does management believe that Core Earnings provides useful information to investors in Redwood? How does management use Core Earnings to analyze Redwood’s performance?
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes on investments held through the end of the period presented that may not be reflective of the total return management would expect to earn from them over the longer term, and inclusive of all realized gains and losses from securities sales, regardless of accounting designations.
In addition, management believes that it is useful for Core Earnings to be measure of Redwood‘s performance that eliminates the impact of several items related to our acquisition of 5 Arches that management believes may not be reflective of the underlying performance of Redwood’s ongoing operations (and which, therefore, may not be reflective of their impact over the longer-term).
Has the definition of Core Earnings changed since Redwood previously published its Core Earnings? If so, has Redwood adjusted it presentation of past period Core Earnings to reflect the updated definition?
As noted above, beginning with the first quarter of 2019, management has changed its definition of core earnings to exclude from core earnings several items related to our acquisition of 5 Arches. In addition, and as also noted above, beginning with the first quarter of 2019 management has updated its calculation for eliminating the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads for certain types of investments, including certain investments accounted for under the fair value option that have significant differences between expected cash interest and expected yield-to-maturity.
For consistency of presentation, to the extent core earnings for any period prior to the first quarter of 2019 is republished or represented, management will adjust the prior presentation of core earnings for that prior period to reflect the updated calculation methodology. For example, core earnings for each quarter of 2018 is republished in this Redwood Review and, accordingly, has been updated to reflect the impact of this change during those quarters.

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The following table presents a reconciliation of GAAP net income to non-GAAP core earnings for the first quarter of 2019 and fourth quarter of 2018:

Reconciliation of Non-GAAP Core Earnings
($ in millions)
	Three Months Ended March 31, 2019
	GAAP	Adjustments	Non-GAAP

Net interest income	$32	$4	$36

Non-interest income
Mortgage banking activities, net	12	—	12
Investment fair value changes, net (1)	20	(20)	—
Other income, net (2)	4	(2)	2
Realized gains, net (3)	11	1	12
Total non-interest income (loss), net	47	(20)	26

Operating expenses	(23)	—	(23)
Benefit from (provision for) income taxes (4)	(1)	(1)	(1)

GAAP Net Income (Loss)/Non-GAAP Core Earnings	$54	$(16)	$38

	Three Months Ended December 31, 2018
	GAAP	Adjustments	Non-GAAP

Net interest income	$35	$1	$36

Non-interest income
Mortgage banking activities, net	11	—	11
Investment fair value changes, net (1)	(39)	39	—
Other income, net (2)	4	—	4
Realized gains, net (3)	6	4	9
Total non-interest income, net	(18)	42	25

Operating expenses	(19)	—	(19)
Provision for income taxes (4)	1	(2)	(1)

GAAP Net Income/Non-GAAP Core Earnings	$(1)	$42	$40

(1)
References in this Redwood Review to core other fair value changes, net refer to GAAP investment fair value changes, net as adjusted by the amount described in the "Adjustments" column, as further described above under the heading "What is Core Earnings?"

(2)
References in this Redwood Review to core other income net, refer to GAAP other income, net as adjusted by the amount described in the "Adjustments" column, as further described above under the heading "What is Core Earnings?"

(3)
References in this Redwood Review to core realized gains, net refer to GAAP realized gains, net as adjusted by the amount described in the "Adjustments" column, as further described above under the heading "What is Core Earnings?"

(4)
References in this Redwood Review to core provision for income taxes refer to GAAP provision for income taxes as adjusted by the amount described in the "Adjustments" column, as further described above under the heading "What is Core Earnings?"

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What are the following non-GAAP measures?

•	Core other income, net

•	Core realized gains, net

•	Core provision for income taxes
Where can I find more information about them?
All three of these non-GAAP measures correspond with line items in our income statement that are adjusted in connection with calculating core earnings as described above. Each of these three non-GAAP measures is included in the “Reconciliation of Non-GAAP Core Earnings” table above, along with a reconciliation to the most directly comparable GAAP financial measures.
What is Core Segment Contribution?
For our Investment Portfolio segment, we calculate non-GAAP core segment contribution in a manner consistent with management's definition of core earnings, as described above. Core segment contribution for our Investment Portfolio segment reflects GAAP segment contribution for our Investment Portfolio segment adjusted to reflect the portion of core earnings adjustments allocable to this segment and is shown and reconciled to GAAP segment contribution for our Investment Portfolio segment on page 11.
How are basic and diluted Core Earnings per share calculated? Where is a reconciliation of basic and diluted Core Earnings per share to basic and diluted earnings per share calculated in accordance with GAAP?
We use core earnings as described above to calculate basic and diluted core earnings per share. To calculate these measures, we follow the same methodology for calculating basic and diluted earnings per share for GAAP, but substitute core earnings for GAAP earnings in the calculation. A detailed presentation of these calculations is presented in Table 2 of the Financial Tables section of the Appendix to this Redwood Review.
What factors should be considered when comparing non-GAAP Core Earnings (and related non-GAAP measures) to GAAP financial measures?
We caution that core earnings, core other income, core realized gains, core provision for income taxes, core segment contribution, and core earnings per share should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income, GAAP other income, GAAP realized gains, GAAP provision for income taxes, GAAP segment contribution, GAAP net income per share, or other measurements of results of operations computed in accordance with GAAP.

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What supplemental information about Core Earnings is helpful to understand?
The following table presents the components of investment fair value changes, net, of our Investment Portfolio segment that are included and excluded from core earnings, by investment type, for the first quarter of 2019 and fourth quarter of 2018.

Components of Investment Portfolio Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	3/31/2019	12/31/2018

Market valuation changes on:
Residential loans held-for-investment at fair value
Change in fair value from the reduction in basis (1)	$—	$1
Other fair value changes (2)	29	40
Total change in fair value of residential loans held-for-investment	28	41

Real estate securities classified as trading
Change in fair value from the reduction in basis (1)	2	(1)
Other fair value changes (2)	33	(7)
Total change in fair value of real estate securities	35	(7)

Risk management derivatives
Interest component of hedges (3)	3	1
Other fair value changes (4)	(45)	(73)
Total change in fair value of risk management derivatives	(42)	(73)

Total investment portfolio fair value changes, net	$21	$(38)

(1)
Reflects the change in fair value due to principal changes, which is calculated as the change in principal on a given investment during the period, multiplied by the amount that the prior quarter ending price or acquisition price for that investment is above or below par in percentage terms.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential loans, trading securities and conforming risk-sharing investments primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)	Reflects the net interest paid or received on hedges associated with fair value investments.

(4)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

What is Economic Net Interest Income?
Economic net interest income is a non-GAAP measure of Redwood’s net interest income. Management has defined economic net interest income as GAAP net interest income adjusted to (i) include the change in basis for fair value investments (including loans held-for-investment at fair value and real estate securities classified as trading, among others) and (ii) include net interest received or paid on hedges associated with fair value investments.

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What are the Economic Net Interest Income adjustments that related to “including the change in basis for fair value investments (including loans held-for-investment at fair value and real estate securities classified as trading, among others)”?
For loans or securities that are carried at a fair value above or below their par value, any receipt of principal (or associated change in underlying notional principal) during the period results in a realization of the premium or discount to par (the “change in basis”) that affects yield. We also treat as a “change in basis” the periodic changes in net present value reflecting the expected receipt of cash flows on certain types of investments, including principal-only securities and investments that do not generally receive cash flows until maturity. We include these “change in basis” amounts in economic net interest income as we view them similarly to discount accretion or premium amortization on an available-for-sale security, which is incorporated into interest income when calculating an effective yield.
What are the Economic Net Interest Income adjustments that related to “including net interest received or paid on hedges associated with fair value investments”?
Many of our investments pay a fixed rate of interest and are financed with floating rate debt. As interest rates rise, net interest income for these investments decreases. However, if these investments are hedged with swaps or other derivative instruments, there is an offsetting change in the net interest received or paid on the associated hedge. By including the net interest of associated hedges in economic net interest income, it allows us to better assess our hedge-adjusted returns for investments we hedge.
Why does management believe that Economic Net Interest Income provides useful information to investors in Redwood? How does management use Economic Net Interest Income to analyze Redwood’s performance?
Management utilizes economic net interest income internally as an additional metric to analyze the performance of its investments, as it believes it presents a more comprehensive view of an investment’s current return, by including the impact of hedges it uses to manage interest rate risk on an investment and also including the change in basis of an investment that factors into its economic yield.
Has the definition of Economic Net Interest Income changed since Redwood previously published its Economic Net Interest Income? If so, has Redwood adjusted it presentation of past period Economic Net Interest Income to reflect the updated definition?
Beginning with the first quarter of 2019, management has updated its calculation of the change in basis to include the periodic changes in net present value reflecting the expected receipt of cash flows on certain types of investments, including investments accounted for under the fair value option that have significant differences between expected cash interest and expected yield-to-maturity. (This change is consistent with the updated calculation, described above, of our core earnings adjustment for mark-to-market changes on these types of investments.)

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•
Investments impacted by this change include certain multifamily mezzanine securities and B-pieces, residential securities relating to re-performing residential loans, and our servicing advance investment and related excess spread investment. As noted above, these investments are principal-only securities and investments that do not generally receive cash flows until maturity.

•
This change is being introduced because there is an increasing amount of these types of investments in Redwood’s portfolio and management believes this change represents a more precise method of determining the impact that this aspect of the change in basis for these fair value investments should have on economic net interest income.

As noted above with respect to core earnings, for consistency of presentation, to the extent economic net interest income for any period prior to the first quarter of 2019 is republished or represented, management will adjust the prior presentation of economic net interest income for that prior period to reflect the updated calculation methodology, including economic net interest income for each quarter of 2018, which is republished in this Redwood Review.
The following table presents a reconciliation of GAAP net interest income to non-GAAP economic net interest income for the first quarter of 2019 and fourth quarter of 2018:

Reconciliation to Non-GAAP Economic Net Interest Income
($ in millions)
	Three Months Ended
	3/31/2019	12/31/2018

Net interest income	$32	$35

Adjustments
Change in basis of fair value investments	2	—
Interest component of hedges	3	1

Non-GAAP economic net interest income	$36	$36
Consistent with the methodology described above, we also calculate economic net interest income for our Investment Portfolio segment, which is shown and reconciled to GAAP net interest income for our Investment Portfolio segment on page 11.
What factors should be considered when comparing non-GAAP Economic Net Interest Income to GAAP net interest income?
We caution that economic net interest income should not be utilized in isolation, nor should it be considered as an alternative to GAAP net interest income.

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What are non-GAAP Other Fair Value Changes, Net and Core Other Fair Value Changes, Net? What are the adjustments made to GAAP Investment Fair Value Changes, Net to calculate these non-GAAP measures?
Other fair value changes, net and core other fair value changes, net are non-GAAP measures of Redwood’s investment fair value changes, net.

•
Non-GAAP other fair value changes, net represents GAAP investment fair value changes, net, adjusted to exclude the amount of fair value changes that are included in non-GAAP economic net interest income, as described above. Effectively, this amount of fair value changes are excluded from investment fair value changes, net and included with net interest income to calculate economic net interest income.

•
Core other fair value changes, net represents non-GAAP other fair value changes, net, adjusted to exclude the component of mark-to-market changes on long-term investments and associated derivatives that were not otherwise included in the adjustment to arrive at non-GAAP other fair value changes, net.

Why does management calculate non-GAAP Other Fair Value Changes, Net and Core Other Fair Value Changes, Net? How are these two non-GAAP measures used by management?
Both of these measures are used in, and result from, the calculation of economic net interest income and our Investment Portfolio segment’s economic net interest income. As a result, they are calculated and used for the same reasons, as described above, that management calculates and uses economic net interest income.

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The following table presents a reconciliation of GAAP investment fair value changes, net to non-GAAP other fair value changes, net and non-GAAP core other fair value changes, net, in each case for the first quarter of 2019 and fourth quarter of 2018:

Reconciliation to Non-GAAP Other Fair Value Changes, Net and Non-GAAP Core Other Fair Value Changes, Net
($ in millions)
	Three Months Ended
	3/31/2019	12/31/2018

Investment fair value changes, net	$20	$(39)

Adjustments
Change in basis of fair value investments	(2)	—
Interest component of hedges	(3)	(1)

Non-GAAP Other Fair Value Changes, Net	$16	$(40)
Core adjustments
Eliminate mark-to-market changes on long-term investments and associated derivatives	(16)	40
Non-GAAP Core Other Fair Value Changes, Net	$—	$—

What factors should be considered when comparing Non-GAAP Other Fair Value Changes, Net and Core Other Fair Value Changes, Net to GAAP investment fair value changes, net?
We caution that neither non-GAAP other fair value changes, net nor core other fair value changes, net should be utilized in isolation, nor should either of them be considered as an alternative to GAAP investment fair value changes, net.

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F O R W A R D - L O O K I N G S T A T E M E N T S

As noted above under the heading “Forward-Looking Statements,” this Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our overall market position, strategy and long-term prospects (including trends driving the flow of capital in the housing finance market, our strategic initiatives designed to capitalize on those trends, our ability to attract capital to finance those initiatives, our approach to raising capital, our ability to pay higher sustainable dividends in the future, and the prospects for federal housing finance reform); (ii) statements related to our financial outlook and expectations for 2019, including with respect to: 2019 GAAP earnings, our investment portfolio (including target returns on allocated capital, the pace of capital deployment, and driving higher net interest income and overall returns for the company through accretive investments), mortgage banking activities (including target returns on capital allocated to our residential mortgage banking business and our business purpose mortgage banking business, expectations with respect to loan origination volume from single-family rental and residential bridge loans, and expectations regarding the sale or transfer to our investment portfolio of such loans), and corporate operating expenses; (iii) statements related to our mortgage banking activities, including our ability to continue to improve workflow efficiencies and capital turnover and expectations for second quarter loan purchase activity; (iv) statements related to our investment portfolio and investment opportunities, including the potential for earnings upside on deeper-discount securities, expectations regarding the increased pace of capital deployment during 2019, driven in part by access to 5 Arches’ origination pipeline, and utilization of new financing structures that we expect will positively impact net margins; (v) statements relating to the potential for regulatory reform and positioning Redwood to capitalize on resulting opportunities, including the likelihood of administrative actions to emphasize a greater role for the private sector, such as building on the success of GSE risk-sharing transactions; (vi) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the first quarter of 2019 and at March 31, 2019, and expected fallout

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and the corresponding volume of residential mortgage loans expected to be available for purchase; (vii) statements relating to our estimate of our available capital (including that we estimate our available capital at March 31, 2019 was approximately $100 million); (viii) statements we make regarding future dividends, including with respect to our regular quarterly dividends in 2019; and (ix) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, and our estimates of REIT taxable income and TRS taxable income.
Important factors, among others, that may affect our actual results include:

•	the pace at which we redeploy our available capital into new investments and initiatives;

•	our ability to scale our platform and systems, particularly with respect to our new initiatives;

•	interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans;

•	changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan distribution channel;

•	our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt;

•	changes in the values of assets we own;

•
general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers;

•
federal and state legislative and regulatory developments, and the actions of governmental authorities, including the new U.S. presidential administration, and in particular those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB);

•	strategic business and capital deployment decisions we make;

•	developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy;

•	our exposure to credit risk and the timing of credit losses within our portfolio;

•	the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own;

•	our exposure to adjustable-rate mortgage loans;

•	the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks;

•	changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies;

•	changes in interest rates;

•	changes in mortgage prepayment rates;

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•	changes in liquidity in the market for real estate securities and loans;

•	our ability to finance the acquisition of real estate-related assets with short-term debt;

•	the ability of counterparties to satisfy their obligations to us;

•	our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions;

•	exposure to claims and litigation, including litigation arising from our involvement in securitization transactions;

•	ongoing litigation against various trustees of RMBS transactions;

•	whether we have sufficient liquid assets to meet short-term needs;

•	our ability to successfully compete and retain or attract key personnel;

•	our ability to adapt our business model and strategies to changing circumstances;

•	changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities;

•	our exposure to a disruption or breach of the security of our technology infrastructure and systems;

•	exposure to environmental liabilities;

•	our failure to comply with applicable laws and regulations;

•	our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures;

•	the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules;

•	our ability to maintain our status as a REIT for tax purposes;

•	limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940;

•	decisions about raising, managing, and distributing capital; and

•	other factors not presently identified.

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Redwood Trust Corporate Information

EXECUTIVE MANAGEMENT:

Christopher J. Abate
Chief Executive Officer

Dashiell I. Robinson
President

Andrew P. Stone
Executive Vice President,
General Counsel and Secretary

Collin L. Cochrane
Chief Financial Officer

Bo Stern
Chief Investment Officer

Garnet W. Kanouse
Managing Director - Head of Residential

Sasha G. Macomber
Chief Human Resource Officer

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300
Mill Valley, California 94941
Telephone: (415) 389-7373

CHICAGO OFFICE:

225 W. Washington Street, Suite 1440
Chicago, IL 60606

DENVER METRO AREA OFFICE:

8310 South Valley Highway, Suite 425
Englewood, Colorado 80112

INVESTOR RELATIONS:

Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 415-384-3555
Email: lisa.hartman@redwoodtrust.com

DIRECTORS:

Richard D. Baum
Chairman of the Board
and Former Chief Deputy Insurance
Commissioner for the State of California

Christopher J. Abate
Chief Executive Officer

Mariann Byerwalter
Chairman, SRI International
Chairman, JDN Corporate Advisory LLC

Douglas B. Hansen
Private Investor

Debora D. Horvath
Principal, Horvath Consulting LLC

Greg H. Kubicek
President, The Holt Group, Inc.

Fred J. Matera
Former Executive Vice President,
Redwood Trust, Inc.

Karen R. Pallotta
Owner, KRP Advisory Services, LLC

Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

Georganne C. Proctor
Former Chief Financial Officer, TIAA-CREF

STOCK LISTING:

The Company's common stock is traded
on the New York Stock Exchange under
the symbol **RWT**

TRANSFER AGENT:

Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com